EXHIBIT 11
J.P. MORGAN CHASE & CO.
Computation of Earnings per Common Share

For a discussion of the computation of basic and diluted earnings per common share, see Note 15 of JPMorgan Chase’s 2001 Annual Report.

(in millions, except per share amounts)	Three Months Ended
	March 31,

	2002	2001

Basic Earnings per Share

Earnings:

Net Income	$982	$1,199

Less: Preferred Stock Dividends	13	21

Net Income Applicable to Common Stock	$969	$1,178

Shares:

Basic Average Common Shares Outstanding	1,978.2	1,966.6

Net Income per Share (a)	$0.49	$0.60

Diluted Earnings per Share

Earnings:

Net Income Applicable to Common Stock	$969	$1,178

Shares:

Basic Average Common Shares Outstanding	1,978.2	1,966.6

Additional Shares Issuable upon Exercise of Stock Options for Dilutive Effect	27.6	65.6

Average Common Shares Outstanding Assuming Dilution	2,005.8	2,032.2

Net Income per Share (a)	$0.48	$0.58

(a)	Basic and diluted earnings per share have been reduced by $0.01 in the first quarter of 2001 due to the impact of the adoption of SFAS 133 relating to the accounting for derivative instruments and hedging activities.

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